Exhibit 10.9

LICENSE AGREEMENT

BETWEEN

BREATHING TECHNOLOGIES, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD2010-344

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Breathing Technologies, Inc., a Delaware corporation having an address at 1650 Spruce Street, Suite 500, Riverside, CA. 92507 ("LICENSEE") and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("UNIVERSITY"), represented by its San Diego campus ("UCSD") having an address at University of California, San Diego, Technology Transfer Office, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910.

This Agreement is effective as of October 21, 2013 ("Effective Date").

RECITALS

WHEREAS, the invention disclosed in UCSD Disclosure Docket No. SD2010-344 and titled "A New Supplemental Oxygen Delivery System with Automated Adaptive Control" ("Invention") was made in the course of research at UCSD by Dr. Steven Roberts and Dr. David Lischer (hereinafter and collectively, the "Inventors") and is covered by Patent Rights as defined below;

WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, as of the Effective Date, UNIVERSITY is in the process of conducting a patient safety and efficacy demonstration of the Invention utilizing monetary support from the University of California Proof of Concept Grant, award #13-PC-267462, with a period of performance of August 1, 2013 through August 31, 2014 (the, "POC Grant");

WHEREAS, the intent of the POC Grant is to mitigate some of the commercialization risk in bringing the Invention to market by generating patient data which may later be leveraged for regulatory clearance of the Invention via the US Food and Drug Administration or equivalent foreign authority. While no warranties are expressed or implied by UNIVERSITY regarding the outcome of the POC Grant or the quality or utility of the data realized therefrom, the UNIVERSITY'S support of the POC Grant is hereby acknowledged as material to LICENSEE'S decision to enter into this Agreement;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 "Affiliate" means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 "Field" means Oxygen therapy devices and methods with and without Pulse Oximetry Feedback.

1.3 "IRB" means Institutional Review Board and is understood to be the committee within a research institution charged with reviewing, approving and overseeing medical research using human subjects.

1.4 "IRB Approval" means the receipt of approval by an IRB for a research proposal involving human subjects.

1.5 "Licensed Method" means any method that is claimed in one or more Patent Rights (as defined below), the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights.

1.6 "Licensed Product" means any service, composition or product that is claimed in one or more Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.7 "Net Sales" means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. Net Sales shall not include Licensed Product samples, transferred at or below LICENSEE'S cost of manufacture, for business development purposes such as marketing and media demonstration units ("Samples"). For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at the average selling price of Licensed Products sold by LICENSEE during the previous six (6) months, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the average selling price of Licensed Products sold by the Sublicensee or Affiliate during the previous six (6) months.

1.8 "Patent Costs" means all expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.9 "Patent Rights" means UNIVERSITY's rights in any of the following:

the US patent application (serial number 13/814,934 titled "Automated Fluid Delivery System and Method");
the European patent application (serial number 11816942.2 titled "Automated Fluid Delivery System and Method"; and
the China patent application (serial number 201180045992.4 titled "Automated Fluid Delivery System and Method", disclosing and claiming the Invention, filed by Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.10 "Sublicense" means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement. "Sublicensee" means a third party with whom LICENSEE enters into a Sublicense.

1.11 "Term" means the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights.

1.12	"Territory" means where Patent Rights exist.

ARTICLE 2. GRANTS

2.1 License. Subject to the limitations set forth in this Agreement, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive option and license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods, in the Field within the Territory and during the Term.

The exclusive option period shall commence as of the Effective Date and expire the sooner of six (6) months or upon receipt of IRB Approval under the POC Grant. Should IRB Approval be received by UNIVERSITY under the POC Grant within six (6) months of the Effective Date, this Agreement will automatically convert to an exclusive license for Patent Rights in the Territory and all terms and conditions as contained herein shall apply. Should UNIVERSITY fail to receive IRB Approval under the POC Grant within six (6) months of the Effective Date, LICENSEE shall notify UNIVESITY whether it intends to terminate this Agreement, per Article 7, or renegotiate the terms of this Agreement including the identification of an alternate clinical partner and revised schedule of due diligence milestones under Paragraph 3.3(a), to be negotiated by separate written amendment.

2.2	Sublicense.

(a)      The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicense to third parties during the Term but only for as long the license granted to LICENSEE under Paragraph 2.1 above is exclusive.

(b)      With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i) not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii) to the extent applicable, include all of the rights of and obligations due to UNIVERSITY and contained in this Agreement;

(iii) promptly provide UNIVERSITY with a copy of each Sublicense issued; and

(iv) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c)      Upon termination of this Agreement for any reason, LICENSEE shall assign to UNIVERSITY and UNIVERSITY shall accept any and all Sublicenses, in good standing, where the Sublicensee agrees to accept, in writing, all of the terms and conditions of this Agreement and agrees to perform any applicable obligations required of LICENSEE under this Agreement, without creating any new obligations of UNIVERSITY not already embodied herein. Upon such assignment, UNIVERSITY shall have a direct contractual relationship with the Sublicensee.

2.3	Reservation of Rights. UNIVERSITY reserves the right to:

(a)	use the Invention and Patent Rights for educational and research purposes;

(b)	publish or otherwise disseminate any information about the Invention at any time for educational and research purposes; and

(c)	allow other nonprofit institutions to use and publish or otherwise disseminate any information about Invention and Patent Rights for educational and research purposes.

ARTICLE 3. CONSIDERATION

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Patent Rights. LICENSEE shall pay UNIVERSITY:

a)       in recognition of LICENSEE being a startup business and partially in lieu of cash, a license issue fee in the form of five percent (5%) of the initially issued common stock of the of the LICENSEE as provided for in the Stock Purchase Agreement attached as Exhibit 1. UNIVERSITY shall be entitled to certain rights and preferences with regard to said stock, such rights and preferences being outlined in the Stock Purchase Agreement attached as Exhibit 1. The stock shall be delivered to UNIVERSITY within thirty (30) days of UNIVERSITY'S notification to LICENSEE approving the acceptance of said stock, in the name of "Shellwater & Co." a nominee of The Regents of the University of California.

The acceptance of LICENSEE's common stock in this paragraph is subject to the final approval of the Office of the President of the University of California. In the event that such an approval is not granted, this Agreement shall remain in effect and LICENSEE and UCSD shall renegotiate for and agree to a substitution of similar value for consideration within ninety (90) days of written notice by the UNIVERSITY.

(b)       a license maintenance fee due on the first anniversary of the Effective Date and each anniversary thereafter, and ending on the date of a first sale of a Licensed Product, in accordance with the following schedule:

Anniversary	Amount
first	$10,000.00
second	$15,000.00
third	$15,000.00
fourth	$15,000.00
fifth	$30,000.00
thereafter	$30,000.00

(c)      an earned royalty of three percent (3.0%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s);

(d)      a Sublicense fee equal to fifty percent (50%) of fees received by LICENSEE from its Sublicensees that are not earned royalties, said percentage being reduced upon LICENSEE'S successful completion of the due diligence requirements of Paragraph 3.3(a) below, as follows:

●	forty-five percent (45%) upon completion of Due Diligence item 3.3(a)(ii);

●	forty percent (40%) upon completion of Due Diligence item 3.3(a)(iv);

●	thirty-five percent (35%) upon completion of Due Diligence item 3.3(a)(v);

●	thirty percent (30%) upon completion of Due Diligence item 3.3(a)(vi);

●	twenty percent (20%) upon receipt of US Food and Drug Administration clearance to market Licensed Products in the United States of America; and

●	fifteen percent (15%) upon receipt of approval to market Licensed Products in one of either Europe or The People's Republic of China.

For clarity, fees paid to LICENSEE by a third party for research and development efforts towards realization of License Product(s) shall not be subject to this paragraph unless the third party qualifies as a Sublicensee, as defined above, in which case LICENSEE shall remit UNIVERSITY'S portion of the net Sublicense fee after deducting LICENSEE's direct costs for such research and development, including, but not limited to, all salaries, bonuses, taxes and expenses for the full time equivalent employees in research and product development, or contractors performing such research and development; amounts paid for laboratory or similar space in which such research and development is performed; and laboratory supplies. LICENSEE's direct costs for such research and development shall specifically exclude all executive salaries. Likewise, paid-in capital for stock equity purchased by a third-party at an arms-length valuation shall not be subject to this paragraph;

(e)      on each and every Sublicense royally payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, royalties based on the royalty rate in Paragraph 3.1(c) as applied to Net Sales of Sublicensee. For clarity, in no event will LICENSEE be required to pay both the earned royalty under Paragraph 3.1(c) and the Sublicense royalty under this Paragraph 3.1(e) with respect to the sale of the same unit of Licensed Product.

(f)       beginning the calendar year of commercial sales of the first Licensed Product, excluding Samples, by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(c), (d) and (e) to UNIVERSITY in any such year cumulatively amounts to less than the following ("Minimum Annual Royalty"):

Year	Minimum Annual Royalty
first	$25,000.00
second	$37,500.00
third	$50,000.00
thereafter	$50,000.00

LICENSEE shall pay to UNIVERSITY the difference between the Minimum Annual Royalty and the total earned royalty paid by LICENSEE to UNIVERSITY for such year under Paragraphs 3.1(c), (d) and (e); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year. Payment under this provision shall be made on or before February 28 following the last quarter of a year in which total earned royalties amount to less than the Minimum Annual Royalty.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(f) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2	Patent Costs.

(a)      Subject to Paragraph 5.1 below, LICENSEE shall reimburse UNIVERSITY all future (on or after the Effective Date) Patent Costs within thirty (30) days following the date an itemized invoice is sent from UNIVERSITY to LICENSEE. In University's discretion, for Patent Costs anticipated to exceed $20,000 ("Anticipated Costs"), UNIVERSITY will inform LICENSEE no less than thirty (30) days prior to the date when Anticipated Costs are incurred. UNIVERSITY may, at its discretion and in accordance with Paragraph 5.1(c), require full advance payment of Anticipated Costs at least fifteen (15) business days before required filing dates ("Advance Payment Deadline"). In the event UNIVERSITY has provided LICENSEE with a thirty (30) days' notice of Anticipated Costs, and LICENSEE does not pay the Anticipated Costs on or before the Advance Payment Deadline, UNIVERSITY will act at its sole discretion with regard to filing, prosecution and maintenance of those Patent Rights associated with the thirty (30) days' notice. In the event that the Anticipated Costs paid by LICENSEE is greater than the actual cost, the excess amount is creditable against future Patent Costs. Any excess amount credited against future patent costs that remains on the books of the University for more than 90 days, shall be refunded to the Licensee within 30 days of LICENSEE'S written request. In the event that the actual costs exceed the Anticipated Costs paid in advance by LICENSEE, LICENSEE shall pay such excess costs within thirty (30) days following the date an itemized invoice is sent as set forth in Paragraph 4.3.

(b)      LICENSEE shall reimburse UNIVERSITY past Patent Costs of nineteen thousand eight hundred and seven dollars and fifty cents (US$19,807.50) in five (5) equal quarterly payments beginning three (3) months from the Effective Date.

3.3	Due Diligence.

(a)      LICENSEE shall directly or through its Affilitate(s) and/or Sublicensee(s);

(i)          diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)         provide a manufacturability assessment of a Licensed Product within one-hundred eighty (180) days following the Effective Date. Said assessment shall include but not be limited to, the bill-of-materials, schematic diagrams and cost-of-goods for the intended embodiment of the Licensed Product that will be presented for regulatory clearance;

(iii)        provide a written quote from a contract manufacturer capable of producing the Licensed Product identified in Paragraph 3.3(a)(ii), at scale and in compliance with all regulations governing the manufacture of medical devices for sale into the United States of America, within two-hundred seventy (270) days following the Effective Date;

(iv)        provide a written strategy document for the regulatory approval of a Licensed Product through the US Food and Drug Administration, within one (1) year of the Effective Date;

(v)        demonstrate construction of three (3) prototype Licensed Products in the form that will be submitted for US Food and Drug Administration clearance within one (1) year of the Effective Date;

(vi)        submit for 510(k) clearance with the US Food and Drug Administration within six (6) months of the conclusion of the POC Grant;

(vii)        market Licensed Products in the United States of America within six (6) months of receiving regulatory approval to market such Licensed Products;

(viii)       achieve a first commercial sale of a Licensed Product within one (1) year of receiving regulatory approval to market such Licensed Products in the United States of America;

(ix)          achieve a first commercial sale of a Licensed Product in China or Europe within three (3) years of receiving regulatory approval to market Licensed Products in the United States of America subject to export approval, as needed;

(x)           use commercially reasonable efforts to fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement, where commercially reasonable shall not include shelving a Licensed Product or otherwise ceasing to develop, manufacture, sell and fill the market demand for Licensed Products for a period greater than six (6) months during the Term; and

(xi)          be responsible that all necessary governmental approvals are obtained for the manufacture, use and sale of Licensed Products.

(b)      If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(xi), then UNIVERSITY shall have the right and option to either terminate this Agreement in accordance with section 7.1 (a) or change LICENSEE's exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2. Notwithstanding the foregoing, in the event that LICENSEE anticipates a failure to meet an obligation set forth in section 3.3(a)(i-xi), LICENSEE will promptly (but not less than sixty (60) days prior to the due date for the obligation set forth in section 3.3(a)(i-xi)) advise UNIVERSITY in writing, and representatives of each party will meet to review the reasons for the anticipated failure and discus in good faith a potential revision to the diligence schedule. LICENSEE and UNIVERSITY will enter into a written amendment to this agreement with respect to any mutually agreed upon change(s) to the relevant obligation.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1	Reports.

(a)       Progress Reports. Beginning six months after Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States; LICENSEE shall report to UNIVERSITY progress covering LICENSEE's (and Affiliate's and Sublicensee's) activities for the preceding six months to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such semi-annual reports shall be due within sixty days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period.

(b)      Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

(i) the date of first commercial sale of a Licensed Product in each country;

(ii) the gross sales, deductions as provided in Paragraph 1.5 (Net Sales), and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii) the number of each type of Licensed Product sold;

(iv) Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(v) the method used to calculate the royalties; and

(vi) the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

(c)      Timely Reports. LICENSEE acknowledges the important value that timely reporting provides in the UNIVERSITY's effective management of its rights under this Agreement. LICENSEE further acknowledges that failure to render the reports required under this Paragraph 4.1 may harm UNIVERSITY's ability to manage its rights under this Agreement. As such, reports not submitted by the required due date under this Paragraph 4.1 will cause to be due by LICENSEE to UNIVERSITY a late reporting fee of five hundred dollars (US$500.00) per quarter until such report, compliant with the requirements of this Paragraph 4.1, is received by UNIVERSITY. Payment of this fee is subject to Paragraph 4.3, Paragraph 7.1 and Paragraph 10.1 herein.

4.2	Records & Audits.

(a)      LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)      All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY's Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost. Any overpayment shall be credited against amounts due UNIVERSITY in the next report, without interest.

4.3	Payments.

(a)      All fees, reimbursements and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY's taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)      Royalty Payments.

(i) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii) LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

(iii) Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY's tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(v) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(vi) Royalty payments under Article 3, recoveries and settlements under Article 5, and royalty reports under 4.1(b) shall be rendered for any and all Licensed Products even if due after expiration of the Agreement. If no applicable Patent Rights existed in the Territory at the time of any making, use, sale, offer for sale, or import, then no royalty payments or royalty reports shall be due.

(c)      Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. PATENT MATTERS

5.1	Patent Prosecution and Maintenance.

(a)       Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently maintain Patent Rights using counsel of its choice. For purposes of clarity, if LICENSEE is not current in reimbursing UNIVERSITY for such patent costs as defined in section 3.2, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement or to further prosecute Patent Rights or file any new patents under Patent Rights. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY. UNIVERSITY shall in any event control all patent filings and all patent prosecution decisions and related filings (e.g. responses to office actions) shall be at UNIVERSITY's final discretion (prosecution includes, but is not limited to, interferences, oppositions and any other inter parties matters originating in a patent office).

(b)      LICENSEE shall have the opportunity to review and comment on all patent prosecution matters relating to patents and applications in Patent Rights. UNIVERSITY shall in good faith consider presenting arguments reasonably requested by LICENSEE, and shall amend any patent applications in Patent Rights to include amendments and/or additional claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c)       LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months' written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs or Anticipated Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. The University is not obligated to file, prosecute, or maintain Patent Rights where LICENSEE is not paying patent costs at any time or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

5.2	Patent Infringement.

(a)       In the event that UNIVERSITY (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, neither UNIVERSITY nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. If such consent is not obtained from UNIVERSITY and UNIVERSITY is sued in declaratory judgment, UNIVERSITY shall have the right to terminate this Agreement immediately without the obligation to provide 60 days' notice as set forth in Paragraph 7.1 if LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of UNIVERSITY. Both UNIVERSITY and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

(b)      If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, LICENSEE may institute suit for patent infringement against the infringer. UNIVERSITY may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE's suit or any judgment rendered in that suit. LICENSEE may not join UNIVERSITY in a suit initiated by LICENSEE without UNIVERSITY'S prior written consent. If, in a suit initiated by LICENSEE, UNIVERSITY is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by UNIVERSITY arising out of such suit, including but not limited to, any legal fees of counsel that UNIVERSITY selects and retains to represent it in the suit.

(c)       If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if LICENSEE has not brought suit against the infringer, UNIVERSITY may institute suit for patent infringement against the infringer. If UNIVERSITY institutes such suit, LICENSEE may not join such suit without UNIVERSITY'S consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UNIVERSITY'S suit or any judgment rendered in that suit.

(d)      Any recovery or settlement received in connection with any suit will first be shared by UNIVERSITY and LICENSEE proportionally to cover the litigation costs each incurred. In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and UNIVERSITY as follows: (i) for any recovery other than amounts paid for willful infringement: (A) UNIVERSITY will receive fifteen percent (15%) of the recovery if UNIVERSITY was not a party in the litigation and did not incur any litigation costs; (B) UNIVERSITY will receive twenty-five percent (25%) of the recovery if UNIVERSITY was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (C) UNIVERSITY will receive fifty percent (50%) of the recovery if UNIVERSITY incurred any litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, UNIVERSITY will receive fifty percent (50%) of the recovery. In any suit initiated by UNIVERSITY, any recovery in excess of litigation costs will belong to UNIVERSITY. UNIVERSITY and LICENSEE agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 5.2.

(e)       Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Section 2.2 (Sublicenses) of this Agreement.

(f)       Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

(g)      Any litigation proceedings will be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. LICENSEE shall be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1	Termination by UNIVERSITY.

(a)      If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY. During the term of any such Notice of Default or period to cure, to the extent the default at issue is a failure to pay past or ongoing patent costs as provided for under this Agreement, UNIVERSITY shall have no obligation to incur any new patent costs under this Agreement and shall have no obligation to further prosecute Patent Rights or file any new patents under Patent Rights.

(b)    This Agreement will terminate immediately, without the obligation to provide 60 days' notice as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of UNIVERSITY's Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2	Termination by LICENSEE.

(a)      LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90)-day written notice to UNIVERSITY. Said notice shall state LICENSEE's reason for terminating this Agreement.

(b)      Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 Survival on Termination or Expiration. The following Paragraphs and Articles shall survive the termination or expiration of this Agreement:

(a) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b) Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c) Article 8 (LIMITED WARRANTY AND INDEMNIFICATION);

(d) Article 9 (USE OF NAMES AND TRADEMARKS);

(e) Paragraph 10.2 hereof (Secrecy);

(f) Paragraph 10.5 (Failure to Perform); and

(g) Paragraph 10.6 (Governing Laws).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1	Limited Warranty.

(a)       The license granted herein is provided "AS IS" and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(b)      UNIVERSITY WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CON TRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF UNVIERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ALSO, UNIVERSITY WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED, OR OTHERWISE LICENSED, BY UNIVERSITY'S INVENTORS TO THIRD PARTIES.

(c)       Nothing in this Agreement shall be construed as:

(i) a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v) an obligation to furnish any know-how not provided in Patent Rights.

8.2	Indemnification.

(a)      LICENSEE will, and will require Sublicensees to, indemnify, hold harmless, and defend UNIVERSITY and its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of patents or patent applications under Patent Rights, and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any Sublicense. This indemnification will include, but will not be limited to, any product liability.

(b)      LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance:

(i) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, five-hundred thousand dollars (US$500,000.00); (B) products/completed operations aggregate, one-million dollars (US$1,000,000.00); (C) personal and advertising injury, five-hundred thousand dollars (US$500,000.00); and (D) general aggregate (commercial form only), one-million dollars (US$1,000,000.00). If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date;

(ii) prior to the first sale of a Licensed Product subject to clearance by the US Food and Drug Administration; comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, one-million dollars (US$1,000,000.00); (B) products/completed operations aggregate, five-million dollars (US$5,000,000.00); (C) personal and advertising injury, one-million dollars (US$1,000,000.00); and (D) general aggregate (commercial form only), five-million dollars (US$5,000,000.00). If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the first sale of a Licensed Product subject to clearance by the US Food and Drug Administration;

(iii) Worker's Compensation as legally required in the jurisdiction in which the LICENSEE is doing business; and

(iv) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)       LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)      UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article. LICENSEE will not settle any claim against UNIVERSITY without UNIVERSITY's written consent, where (a) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (b) such settlement would impose any restriction on UNIVERSITY/indemnified party's conduct of any of its activities, or (c) such settlement would not include an unconditional release of UNIVERSITY/indemnified party from all liability for claims that are the subject matter of the settled claim.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1        Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents of the University of California" or the name of any campus of the University Of California, is prohibited, without the express written consent of UNIVERSITY.

9.2         UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3         UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act. LICENSEE hereby grants permission for UNIVERSITY (including UCSD) to include LICENSEE's name and a link to LICENSEE's website in UNIVERSITY's and UCSD's annual reports and on UNIVERSITY's (including UCSD's) websites that showcase technology transfer-related stories.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1       Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Breathing Technologies, Inc.

1650 Spruce Street, Suite 500

Riverside, CA 92507

Attn: Amro Albanna

Phone 951-824-8669

Fax 951-846-1755

e-mail aalbanna@iecrowd.com

If sent to UNIVERSITY by mail:

University of California, San Diego

Technology Transfer Office

9500 Gilman Drive, Mail Code 0910

La Jolla, CA 92093-0910

Attention: Assistant Vice Chancellor

If sent to UNIVERSITY by courier:

University of California, San Diego

Technology Transfer Office

10300 North Torrey Pines Road

Torrey Pines Center North, Third Floor

La Jolla, CA 92037

Attention: Assistant Vice Chancellor

10.2       Secrecy.

(a)       "Confidential Information" shall mean information, relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b)       LICENSEE shall:

(i) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)	is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; or

(D)	is required to be disclosed by law or a court of competent jurisdiction; and

(c)       The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3       Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY. Such written consent of UNIVERSITY shall not be required if assignment of this Agreement is in conjunction with any merger or sale of all or substantially all of LICENSEE's assets to which this Agreement pertains.

10.4       No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5       Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6       Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7       Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8       Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9       Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof

10.10     Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11     Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

BREATHING TECHNOLOGIES, INC	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By:	By:	/s/ Jane Moores
Signature		Signature

Amro Albanna	Jane Moores, Ph.D.
CEO	Assistant Vice Chancellor Technology Transfer

Date:	Date: 10/21/13

10.7       Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8       Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9       Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof

10.10     Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11     Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

BREATHING TECHNOLOGIES, INC:		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By:	/s/ Amro Albanna	By:
	(Signature)	(Signature)

Amro Albanna		Jane Moores, Ph.D.
CEO		Assistant Vice Chancellor Technology Transfer

Date: October 21, 2013		Date: _________________